         1. Jonathan Bulkeley ("Employee"), on his behalf and on behalf of Employee's heirs, executors, administrators, successors and assigns (collectively, "Releasor"), hereby acknowledges and agrees that Employee's employment with barnesandnoble.com inc. and barnesandnoble.com llc (collectively, the "Company") terminated effective January 14, 2000 (the "Termination Date").

         2. In accordance with the terms and conditions of this Agreement, Employee shall accept, as and on behalf of Releasor, and the Company shall deliver, on its behalf and on behalf of each Releasee (as defined below), the following consideration:

                  (a) Upon the execution of this Agreement by Employee and the Company, $808,625, less withholding for all applicable taxes and deductions.

                  (b) With respect to the vested options previously granted to Employee to purchase 1,000,000 shares of Class A Common Stock in the Company for $4.06 per share, not later than March 21, 2000 the Company shall (i) cause a third party to purchase such shares from Employee upon Employee's exercise of the foregoing options such that Employee shall receive not less $10,940,000 (after payment to the Company of the exercise price for such shares), less withholding for all applicable taxes and deductions, if any; or (ii) deliver to Employee $10,940,000, less withholding for all applicable taxes and deductions, in cancellation of the foregoing options.

                  (c) With respect to Employee's stock options in the Company, the Company and Employee acknowledge and agree as follows:

                  (i) in addition to the vested options referred to in clause (b) above, Employee currently has vested options to purchase an additional 35,000 shares of Class A Common Stock in the Company for $4.06 per share;

                  (ii) as of February 1, 2000, Employee shall have additional vested options to purchase an additional 766,250 shares of Class A Common Stock in the Company for $4.06 per share;

                  (iii) the vested options referred to in clauses (b), (c)(i) and (c)(ii) above (collectively, the "Vested Options") shall expire, and shall no longer be exercisable, on or after December 31, 2000, and except for such Vested Options, Employee has no additional options to purchase any capital stock of the Company, and any such options which may have heretofore been granted are forfeited and of no further force or effect; and

                  (iv) Employee agrees that, with respect to those shares issuable upon the exercise of the Vested Options referred to in clauses (c)(i) and (c)(ii) above,
                           Employee: (A) may sell or cause to be sold up to 400,000 of such shares in the aggregate during the period from February 1, 2000 through May 31, 2000, at the rate of no more than 20,000 of such shares on any single day; and (B) may sell or cause to be sold up to 401,250 of such shares in the aggregate during the period from June 1, 2000 through December 31, 2000, at the rate of no more than 5,000 of such shares on any single day.

                  (d) All of the consideration set forth in subparagraphs (a),
(b) and (c) above shall be referred to as the Termination Consideration.

                  (e) Employee acknowledges and agrees that (i) the Termination Consideration provides adequate consideration for all the terms of this Agreement and includes monetary and other benefits to which Employee was not otherwise entitled and which were not previously earned, accrued or vested; and
(ii) any monetary or other benefits which, prior to the execution of this Agreement, may have been earned, accrued or vested, or to which Employee may have been entitled, are deemed to have been satisfied or such benefits have been released, waived or settled by Employee pursuant to this Agreement.

         3. THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF "RELEASEE." BEFORE EMPLOYEE SIGNS THIS AGREEMENT, EMPLOYEE MUST READ THIS PARAGRAPH CAREFULLY, AND MAKE SURE THAT HE UNDERSTANDS IT FULLY.


                  (a) In consideration of Employee's receipt and acceptance of the Termination Consideration from and on behalf of the Company and each Releasee (as defined below), Releasor hereby irrevocably, unconditionally and generally releases Barnes & Noble, Inc. and the Company, and their respective current and former officers, directors, shareholders, trustees, parents, affiliates, subsidiaries, branches, divisions, agents, attorneys and employees, and the current and former officers, directors, shareholders, agents, attorneys and employees of any such parent, affiliate, subsidiary, branch or division of Barnes & Noble, Inc. and the Company, and the heirs, executors, administrators, receivers, successors, predecessors and assigns of all of the foregoing (collectively, "Releasee"), from or in connection with, and hereby waives and/or settles, except as may otherwise be stated in this Agreement, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Agreement, including, without limitation, arising directly or indirectly pursuant to or out of Employee's employment with the Company, the performance of services for the Company or any Releasee, the termination of such employment or services and/or any decision not to offer to Employee any employment with any Releasee subsequent to Employee's employment with the Company, except any claims arising out of, relating to or based upon the covenants, representations and acknowledgements made by the Company in this Agreement.

                  (b) Specifically, without limitation, the release in this paragraph 3 shall include and apply to any rights and/or claims (i) as to any options to purchase shares in the Company or any Releasee (except the Vested Options), including without limitation, under or pursuant to the Company's 1999 Incentive Plan and any Stock Option Agreement or Certificate issued thereunder, and Releasor expressly acknowledges that no options other than the Vested Options have vested or will vest and any options granted to Employee other than the Vested Options have been forfeited and/or are of no force or effect; (ii) as to any employee benefits or fringe benefits, vested or unvested, to which Employee is, may have been or may become entitled; (iii) arising under any contract, express or implied, written or oral, including without limitation, the Company's 1999 Incentive Plan and any Stock Option Agreement or Certificate issued thereunder, any other pension or employee benefit plan, policy or practice of any Releasee, the Employment Agreement made as of November 1, 1998 and effective as of November 1, 1998, and the Amended and Restated Employment Agreement made as of September 20, 1999 and effective as of November 1, 1998, and Releasor expressly acknowledges that all of the foregoing are of no force or effect with respect to Releasor; (iv) for wrongful dismissal or termination of employment; (v) arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Workers Adjustment and Relocation Notice Act, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans' Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of New York and any State (or any political subdivision thereof) in which the Company transacts business, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (vi) based upon any other foreign, federal, state or local statutes, orders, laws, ordinances, regulations or the like, or case law; (vii) for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; and (viii) for damages, including without limitation, punitive or compensatory damages, or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief.

         4. (a) If a federal, state, or local income or excise tax (or any tax of a foreign jurisdiction) shall be assessed against Employee by a tax authority with respect to the grant, vesting or any event related to the options to purchase Company stock previously granted to Employee (collectively, the "Options") other than the tax on exercise of such Options or sale of the shares underlying such Options, the Company shall upon demand pay Employee an amount equal to the sum of: (i) an amount which, when multiplied by the difference between Employee's Tax Rate (as hereinafter defined) for the year in which such amount shall be paid to Employee and l00%, shall equal the additional income tax owing; and (ii) an amount which when multiplied by the difference between Employee's Tax Rate for the year in which such amount shall be paid to Employee and 100% shall equal the interest and penalties, if any, payable by Employee with respect to such tax. The term "Tax Rate" shall mean the sum of the following: (x) the highest federal income tax rate applicable to ordinary income of an individual taxpayer; and (y) the sum of the highest applicable state and local tax rates for such ordinary income, reduced to account for the deductibility of state and local taxes against federal income tax if and to the extent such state and local taxes are so deductible by the Employee. Employee shall give the Company notice of any proposed tax, but Employee shall be under no obligation to contest such proposed tax, provided that Employee shall contest such proposed tax if requested to do so by the Company and at the sole cost and expense of the Company. It is the intention of this paragraph 4 (a) to reimburse Employee for any additional income taxes, interest and penalties thereon arising from any tax on the Options prior to exercise thereof, with a gross-up based upon tax rates in effect for the year of such reimbursement and taking into account all the benefits (deductions and/or credits) available to Employee in connection with the payment of such taxes, interest and penalties. To the extent the incomes taxes paid by Employee and reimbursed by the Company under this paragraph 4(a) reduce the income taxes that would be payable by Employee, his estate, or successors and assigns upon the exercise of the Vested Options and/or sale of the shares acquired pursuant to the exercise of the Vested Options if the income taxes incurred by Employee (and paid by the Company to Employee hereunder) had not been incurred, the Company shall be reimbursed by Employee, or his estate, successors or assigns, as the case may be, an amount equal to the reduction in income taxes described above.

                  (b) Employee shall be indemnified by the Company, qua an officer and director of the Company and its affiliates, against claims, etc. to the fullest extent permitted by law, including partial indemnification and indemnification of Employee's estate and his heirs, executors and assigns.

         5. In consideration of Employee's execution of this Agreement and Releasor's covenants and obligations hereunder, the Company and its parents, affiliates and subsidiaries hereby irrevocably, unconditionally and generally release Releasor from or in connection with, and hereby waive and/or settle, except as may otherwise be stated in this Agreement, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims, demands or defenses, known or unknown and of any nature whatsoever and which the Company and its parents, affiliates and subsidiaries ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing as of the date of this Agreement (collectively, "Claims"), except any Claims arising out of, relating to or based upon (i) the covenants, representations and acknowledgements made by Employee in this Agreement; (ii) any act or omission by Employee during his employment with the Company that is finally determined by a court of competent jurisdiction to subject Employee or any Releasee to any criminal liability or penalties; (iii) any conduct by Employee during his employment with the Company which is finally determined by a court of competent jurisdiction to constitute fraud, embezzlement or any misappropriation or conversion (on his own behalf or on behalf of any other person or entity) of any assets or property of the Company or any Releasee; or (iv) any act or omission by Employee during his employment with the Company that is finally determined by a court of competent jurisdiction to have been beyond the scope of his authority or duties for and on behalf of the Company, and upon which any person or entity not a party to this Agreement asserts any claim against any Releasee.

         6. This Agreement and any consideration given hereunder are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions. Employee, as and on behalf of Releasor, hereby represents and agrees that Releasor shall not intentionally make or cause to be made (a) any written or oral statements or representations that any Releasee has made or implied any such admission or concession of any wrongdoing or illegal or actionable acts or omissions; or (b) any oral or written disparaging statements or representations of or concerning the Company or any Releasee. The Company hereby represents and agrees that the Company's senior management shall not intentionally make or cause to be made any oral or written disparaging statements or representations of or concerning Employee.

         7. (a) Except as may be required by law, in further consideration of the Company's agreement to deliver the Termination Consideration, and in addition to the terms of paragraph 8 hereof, Releasor shall keep confidential and shall not disclose orally or in writing directly or indirectly to any person (other than to Employee's attorney, accountant and immediate family, each of whom shall be directed by Employee not to disclose such information), any and all information concerning (i) any facts, claims or assertions relating or referring to any experiences of Employee or treatment he received by or on behalf of any Releasee during his employment through the date of this Agreement, to the extent that such experiences or treatment could have provided a factual or legal basis for any claim of any kind in any action or proceeding before any court or administrative or arbitral body; and (ii) the terms of this Agreement and the nature and/or amount of the Termination Consideration.

            (b) Notwithstanding the foregoing, Employee (i) may state that he voluntarily resigned his employment with the Company, (ii) may describe the positions he held and compensation he received, the job duties and functions he performed, and the dates of commencement and termination of his employment, and (iii) may otherwise make any statement consistent with the Company's and Employee's joint press release, a copy of which is annexed hereto as Exhibit A.

         8. (a) Employee hereby acknowledges that during his employment he acquired proprietary, private and/or otherwise confidential information, processes, business methods, know-how and trade secrets ("Confidential Information," as further defined and described in this sub-paragraph), which are and were valuable, special and unique assets of the Company and/or Releasees, concerning or relating to (i) the Company and Releasees, (ii) persons or entities with whom or which the Company or Releasees transacted business during Employee's employment, (iii) persons or entities with respect to whom or which the Company acquired any non-public information, and (iv) all aspects of the operation of the business and affairs of the Company and Releasees, including without limitation, all financial, operational and statistical information. Employee acknowledges and agrees that Confidential Information shall include all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, whether made by him or otherwise coming into his possession. All Confidential Information and Confidential Materials (as defined below) shall be and shall remain the sole property of the Company.

                  (b) Employee hereby represents and agrees that upon execution of this Agreement: (i) he has returned to the Company, and has not retained any copies of, all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information ("Confidential Materials"), and all other property of the Company or any Releasee, including without limitation, any building or other identification related to Employee's employment, and all keys to all offices at 76 Ninth Avenue, New York, New York and any other premises under the management or control of any Releasee; (ii) he has not disclosed any Confidential Information or Confidential Materials to any person or entity without the authorization of the Company; and (iii) in consideration of the Company's agreement to deliver the Termination Consideration pursuant to the terms of this Agreement, Employee and/or any Releasor shall not disclose, or make use of for himself or on behalf of any other person or entity, any Confidential Information or Confidential Materials, in any manner directly or indirectly, except as shall be required by law or in the event such Confidential Information or Confidential Materials are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such Confidential Information or Confidential Materials entering the public domain without the Company's consent).

                  (c) In the event that Employee and/or any Releasor receives a subpoena or any other written or oral request for any Confidential Information, Confidential Materials or any other information concerning the Company or any Releasee, Employee shall, within five (5) business days from his actual notice of the service of such subpoena or other request (i) notify the Company in writing, by fax to Marie Toulantis (at 212-414-6107) on behalf of the Company, and

(ii) provide a copy to the Company of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral.

         9. For a period of one (1) year from the Termination Date, Employee shall not directly or indirectly (a) engage in activities in any state of the United States and any equivalent section or area of any country, in which the Company has revenue-producing customers or activities ("Territory"), either on Employee's own behalf or that of any other person or entity which are in direct or indirect competition with the Company; or (b) solicit any employee of the Company to terminate his or her employment with the Company or, either on Employee's own behalf or that of any other person or entity, hire any employee of the Company, except that this subparagraph (b) shall not apply to Alexandra Wise, a current employee of the Company. Employee and the Company expressly declare that the territorial and time limitations contained in this paragraph Section and the definition of "Territory" are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Employee and the Company agree to a reduction or modification of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable.

         10. Employee acknowledges that his services to the Company were of a unique character which gave them a special value to the Company. Employee further acknowledges that any violation by Employee of any one or more of the provisions of paragraphs 7, 8 and 9 of this Agreement may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of paragraphs 7, 8 and 9 of this Agreement.

         11. Employee will comply with all reasonable requests from the Company for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of Employee's employment with the Company, including without limitation, consulting with the Company's employees and attorneys with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind, and in connection with the transition of on-going matters to other employees of the Company. The Company agrees to promptly reimburse Employee for all expenses, including reasonable attorneys' fees (to the extent that Employee shall require representation by reason of the existence of any conflict preventing Employee's representation by counsel provided by the Company), incurred in connection with compliance with his obligations under this paragraph.

         12. Releasor agrees to execute any other writings and/or documents consistent with this Agreement and reasonably necessary to effectuate the terms of this Agreement. The

Company acknowledges and agrees that the foregoing sentence is not intended to, and shall not, create any additional substantive obligation on the part of Employee that is not otherwise set forth in this Agreement. The Company agrees to promptly reimburse Employee for all expenses incurred in connection with compliance with his obligations under this paragraph.

         13. The covenants, representations and acknowledgments made by Employee in this Agreement shall survive the execution of the Agreement and the delivery of the Termination Consideration, and this Agreement shall inure to the benefit of each Releasee, and the successors and assigns of each of them. Employee represents and warrants that he has not assigned any right, claim or cause of action that he may have had against any Releasee. In addition to any claims for damages or other relief that either party may assert arising out of, without limitation, any breach of the terms of this Agreement, Employee shall be obligated to return to the Company any Termination Consideration that has been delivered in the event that the release contained in paragraph 3 hereof is determined to be invalid or unenforceable.

         14. This Agreement constitutes the sole and complete understanding and agreement between the parties with respect to the matters set forth herein and there are no other agreements or understandings between the parties with respect to such subject matter, whether written or oral and whether made contemporaneously or otherwise. No term, condition, covenant, representation or acknowledgment contained in this Agreement may be amended unless in a writing signed by both parties. If any section of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of the Agreement which shall remain in full force and effect. This Agreement shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York, without regard to and excluding its choice of law rules.

         15. Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Agreement and all of its terms, and has been represented by counsel; (b) Employee understands all of the terms of this Agreement, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (c) Employee represents and warrants that he is under no legal disability and that he has the full right and authority to execute this Agreement, and that he has agreed to and/or entered into this Agreement and all of the terms hereof, knowingly, freely and voluntarily.

                                          BARNESANDNOBLE.COM INC., individually
                                          and on behalf of BARNESANDNOBLE.COM
                                          LLC, as its sole manager


________________________________          By:________________________________
JONATHAN BULKELEY                            Marie Toulantis,
                                             Chief Financial Officer

STATE OF NEW YORK    )
                            :  ss.:
COUNTY OF NEW YORK   )


                  On the 24th day of January, 2000 personally came Jonathan Bulkeley, and being duly sworn, acknowledged that he is the person described in and who executed the foregoing Agreement and acknowledged that he executed same.

                                          /s/ Leona L. Lobban
                                          -------------------------
                                               Notary Public

STATE OF NEW YORK    )
                            :  ss.:
COUNTY OF NEW YORK   )


                  On the 31st day of January, 2000, personally came Marie Toulantis, to me known, and known to me to be the Chief Financial Officer of BARNESANDNOBLE.COM INC., the corporation described in, and which executed the foregoing Agreement and who, by me duly sworn, did depose and say that the execution was duly authorized by said company and acknowledged that she executed same.

                                          /s/ Richard Figueroa
                                          -------------------------
                                               Notary Public

                                       9